Exhibit 10.A.37

May 1, 1996

Jeanne Seeley
27501 Black Mountain Road
Los Altos Hills, CA 94022

Re:	Employment

Dear Jeanne:

		The following sets forth our agreement ("Letter Agreement") regarding the terms and conditions of your employment, participation in Apple's Executive Severance Plan ("Plan") and special bonus upon the termination of your employment in accordance with this Letter Agreement. This Letter Agreement supersedes the previous Letter Agreement in its entirety dated on or about January 12, 1996 between you and Apple.

		Subject to the conditions of this Letter Agreement, Apple shall designate you for participation in the Apple Computer, Inc. Executive Severance Plan on or about August 25, 1996 provided that Apple's Q3 books are closed and provided further that (1) you have not obtained or been offered another comparable position with the Apple or its affiliates, and (2) the termination of your employment was not the result of your voluntary resignation, except for a resignation for 'good cause" under the terms of the Plan, and (3) the decision to terminate your employment was not for "Business Reasons".
"Business Reasons" shall mean that you are terminated for any of the following reasons: (i) engaging in unfair or unlawful competition with Apple; or (ii) inducing any customer of Apple to breach any contract with Apple; or (iii) making any unauthorized disclosure of or otherwise misusing any of the secrets or confidential information of Apple; or (iv) committing any act of embezzlement, fraud or material theft with respect to any Apple property; or
(v) violating any Apple policy or guideline or the terms of this Letter Agreement; or (vi) causing material loss, damage or injury to or otherwise endangered the property, reputation or employees of Apple; or (vii) engaging in malfeasance, negligence or misconduct, or failing to perform reasonable duties and responsibilities consistent with your duties and responsibilities to Apple; or (viii) failure to act in accordance with specific, reasonable and lawful instructions from Apple's Chief Financial Officer. To the extent practical, you agree to use accrued vacation time during the month of August. Separate and apart from any benefits to which you may be entitled under Apple's Executive Severance Plan, and subject to the employment termination conditions of this paragraph, Apple shall pay you a special bonus in the amount of one-hundred fifty thousand dollars ($150,000), ninety thousand dollars ($90,000) of which shall be paid to you on or before May 10, 1996, and the balance of sixty thousand dollars ($60,000) to be paid to you at the end of your employment with Apple.


	The terms and conditions of Apple's Executive Severance Plan in effect at the time you are designated for participation in the Plan shall govern with respect to your eligibility for and level of benefits under the Plan.

	If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to me the enclosed copy of this letter which will then constitute our agreement on this subject.


			Sincerely,

			APPLE COMPUTER, INC.

			By /s/ Fred Anderson
				Fred Anderson
				Executive Vice President
				Chief Financial Officer


			By /s/ Kevin Sullivan
				Kevin Sullivan
				Senior Vice President
				Human Resources



Agreed to as of this 2nd day of May, 1996



	/s/ Jeanne Seeley
	   Jeanne Seeley